ASSIGNMENT OF ADMINISTRATION AGREEMENT
                                     between
                                CCM Advisors, LLC
                                       and
                           AHA INVESTMENT FUNDS, INC.

     It is hereby agreed that the services and terms of the Administration Agreement originally agreed to between CCM Advisors, LLC and CCM Advisors Funds on November 1, 2001 is assigned to AHA Investment Funds, Inc. as a separate entity organized under the laws of Maryland and CCM Advisors, LLC.


AHA INVESTMENT FUNDS, INC.                           CCM ADVISORS, LLC

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CCM ADVISORS FUNDS


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Date: